UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2024

FENNEC PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

001-32295

(Commission File Number)

British Columbia, Canada	20-0442384
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

PO Box 13628, 68 TW Alexander Drive, Research Triangle Park, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 636-4530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common shares, no par value	FENC	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 5, 2024, Fennec Pharmaceuticals Inc.’s (the "Company") announced the departure of Rostislav Raykov from his position as the Company’s Chief Executive Officer (“CEO”). Mr. Raykov has served as CEO and a member of the Company’s board of directors (“Board”) for 15 years. Mr. Raykov will remain a member of the Company’s Board.

In connection with Mr. Raykov’s departure as CEO, on August 5, 2024, the Company and Mr. Raykov entered into a Confidential Separation Agreement pursuant to which, among other terms customary for an agreement of this type, the Company agreed to accelerate the vesting of certain options held by Mr. Raykov to purchase up to 292,359 common shares of the Company at a weighted average price of $7.50. Mr. Raykov holds 148,609 restricted share units which shall remain in full force and effect and will vest in accordance with the original terms when awarded, such that all shares will be released from restriction by April 30, 2027.

On August 5, 2024, the Company announced the appointment of Jeffrey S. Hackman as CEO and a member of the Board. There are no arrangements or understandings between Mr. Hackman and any other person pursuant to which Mr. Hackman was appointed as CEO. Mr. Hackman has no family relationships with any other executive officer or director of the Company. Mr. Hackman has not been involved in any related person transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Hackman, age 62, brings more than 30 years of commercial leadership experience to the Company, including oversight of more than 10 product launches across a wide range of therapeutic areas and markets. His tenure in oncology spans the last 12 years across Sigma Tau, Baxalta, Shire, and EUSA Pharma, where he was responsible for the U.S. commercial organizations and managing respective product portfolios in multiple franchises, which generated billions in revenue over the years. More specifically, Mr. Hackman has successfully commercialized products that are specifically relevant to the PEDMARK® markets, including the outpatient oncology community and the AYA population.

In connection with Mr. Hackman’s appointment to CEO, he entered into an employment agreement with the Company effective as of August 5, 2024. Mr. Hackman’s employment agreement is an “at-will” agreement.

Pursuant to the terms of the employment agreement, Mr. Hackman’s initial base annualized salary will be at a rate of $550,000, subject to review and increase from time to time by the Company in its sole discretion. He shall be entitled to receive an annual target performance bonus (the “Target Bonus”) of fifty percent (50%) of Mr. Hackman’s base salary per 12-month period (which may be pro-rated for any partial period of less than 12 months), based upon a determination by the Board of the achievement of objectives to be set from time to time by the Board, provided that Mr. Hackman must remain employed through the payment date to be eligible to receive the Target Bonus. In addition, the Company will grant Mr. Hackman 400,000 options to purchase common shares of the Company which (i) have an exercise price per share equal to the “Fair Market Value” (as defined in Company’s 2020 Equity Incentive Plan); (ii) have a term of ten years and one-third of which shall vest one year after the date of the grant and the balance thereof shall vest monthly thereafter for two years in equal increments, and (iii) are otherwise subject to the terms and conditions set forth in the Company’s 2020 Equity Incentive Plan.

Mr. Hackman’s employment agreement generally provides that if his employment is terminated without “Cause” (as defined in the employment agreement) and other conditions are satisfied, then Mr. Hackman shall receive as severance an amount equal to his then current base salary for a period of twelve (12) months, less standard withholdings for tax and social security purposes.

The foregoing description of the Confidential Separation Agreement is qualified by the complete text of the Confidential Separation Agreement, a copy of which is attached at Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein. The foregoing description of the Executive Employment Agreement is qualified by the complete text of the Executive Employment Agreement, a copy of which is attached as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 8.01	Other Items.

On August 5, 2024, the Company issued a press release announcing Mr. Raykov’s departure as the Company’s CEO and Mr. Hackman’s appointment as CEO and a member of the Board. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 8.01, including the press release attached hereto, is being furnished and shall not be deemed to be filed for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act, unless such subsequent filing specifically references this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 99.1	Press Release dated August 5, 2024
Exhibit 10.1	Confidential Separation Agreement between the Company and Rostislav Raykov, effective as of August 5, 2024
Exhibit 10.2	Executive Employment Agreement between the Company and Jeffrey S. Hackman, effective as of August 5, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FENNEC PHARMACEUTICALS INC.

Date August 6, 2024	By:	/s/ Robert Andrade
Robert Andrade Chief Financial Officer